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                                                Exhibit (16)


September 26, 1997



Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N. W.
Washington, D. C.  20549


Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of Enserch Exploration, Inc., dated September 25, 1997, except that we have no basis to agree or disagree with the second sentence of Item 4(a) or with the comments in Item 4(e).

Yours truly,



Deloitte & Touche, L.L.P.


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